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                                  EXHIBIT 15.1





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The Board of Directors
First Fidelity Bancorporation

Gentlemen:

Re: Registration Statement on Form S-8

With respect to the subject Registration Statement, we acknowledge our awareness of the use therein of our reports dated April 13, 1993, July 13, 1993, and October 14, 1993 of SAS No. 71 reports related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


/s/ KPMG Peat Marwick


February 28, 1994
New York, New York





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